EXHIBIT 99.1

COACHMEN INDUSTRIES, INC.
o 2831 Dexter Drive o P.O. Box 3300 o Elkhart, Indiana 46515 o 574/262-0123 o Fax 574/262-8823

NEWS RELEASE

For immediate release Monday, July 25, 2005

COACHMEN INDUSTRIES, INC. ANNOUNCES SECOND
QUARTER RESULTS

       Revenues decline 9.6% to $209 million; Net loss of $1.5 million or $0.09 per share

       Challenging industry conditions prompt decisive actions to reduce costs and improve profitability

       Recent trends in order flow and market share positive

Elkhart, Ind. - Coachmen Industries, Inc. (NYSE: COA) today announced its financial results for the second quarter ended June 30, 2005.

Sales for the second quarter decreased 9.6% to $209 million versus $231 million during the same period last year. The net loss for the quarter was $1.5 million, or $0.09 per share, compared with net income from continuing operations of $5.1 million, or $0.33 per share, in the second quarter of 2004. Coachmen’s second quarter sales decline was the result of a 10.4% decrease in sales in the Recreational Vehicle segment, and a 7.6% decrease in the Housing and Building segment. Profits were negatively affected by continued sales and margin pressure due to an industry-wide softening in recreational vehicles and weakness in the Company’s core Midwest residential single-family housing markets.

In the second quarter, gross profit margins were 11.5% compared to 15.4% in 2004. The decline in gross margin was largely the result of increased sales incentives, a reduction in production rates at most facilities and a $1.0 million adverse adjustment in employee healthcare reserves. GS&A of 13.3% exceeded gross profits, resulting in an operating loss of $3.7 million. The cost of heavier discounts and incentives associated with current market conditions and the model-year change-over, retail consumer incentives, and dealer-associated accounts receivable and inventory related write-offs resulted in a reduction in pre-tax profit of approximately $2.8 million in the quarter. Offsetting these

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Coachmen Industries, Inc. Announces Second Quarter Results

July 25, 2005

operating losses was a tax credit recorded in the second quarter of approximately $1.5 million. This credit represents research and development expenses that qualify for the R&D Tax Credit for previous open tax years.

Through the first six months of 2005, revenues declined 3.4% to $414 million from $429 million last year. Gross profit declined to $45.3 million, or 10.9% of sales compared with $60.0 million, or 14.0% of sales in the first half of 2004. Year to date, the Company reported a loss from continuing operations of $2.9 million compared with income from continuing operations of $5.7 million in the comparable period of 2004.

Claire C. Skinner, Chairman and Chief Executive Officer, remarked, “As mentioned in our release of July 11, we had expected to see improvements in both our RV and Housing and Building markets during the second quarter, which did not occur. Accordingly, we implemented a number of aggressive steps to reduce costs, improve efficiency and pave the way for improved performance.”

Companywide, approximately 120 positions or 12.5% of the salaried workforce were eliminated in the second quarter. This reduction should result in annualized savings of more than $5 million, while the associated severance costs negatively impacted second quarter pre-tax profit by $0.4 million or $0.02 per share. In addition to the salaried workforce reductions, during the second quarter the Company reduced its hourly workforce by 10% across both of its business segments through a combination of layoffs and normal employee attrition. In conjunction with the reduction in the RV Group’s workforce, RV production capacity was reduced through the consolidation of three towable facilities into two and two Class C mini-motorhome production lines into one. In an effort to reduce costs and improve service, all RV Service Operations, including customer service, parts, warranty and business systems, have been consolidated into one unit, to reduce staffing and eliminate duplicative activities. In the Housing and Building segment, the administrative operations of the Indiana and Ohio facilities have been consolidated to better manage the challenging Midwest market and reduce overhead costs.

Recreational Vehicle Segment

Throughout the second quarter, the RV segment continued to face an industry-wide oversupply of vehicles at the dealer and manufacturer levels, which has negatively impacted the segment’s sales and margins throughout the first half of the year. The Company’s Recreational Vehicle segment reported sales of $145.7 million during the second quarter of 2005, down 10.4% from the $162.7 million reported for the comparable period last year.

RV Group wholesale unit shipments decreased by 13.5% to 5,069 units compared with 5,863 units for the second quarter of 2004. Compared with last year, shipments of motorized products fell 21.2%, while shipments of non-motorized products decreased by 10.1%. However, within the Class A vehicle category, shipments of Rear Diesel motorhomes increased 25.6%, demonstrating the continued popularity of the Company’s Sportscoach™ diesel product offerings.

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Coachmen Industries, Inc. Announces Second Quarter Results

July 25, 2005

Gross profits for the segment were $8.5 million, or 5.8% of sales, compared with $18.3 million, or 11.3% of sales in the second quarter of 2004. Production levels were reduced by 7.4% in the quarter to meet lower demand, which adversely affected gross margins due to lower overhead absorption and labor inefficiencies. RV Group operating expenses rose to $14.4 million from $12.9 million last year. This increase was attributable to higher fuel and outside carrier costs of $0.7 million, increased sales expense of $0.5 million, and dealer-associated accounts receivable and inventory-related write-offs of $0.6 million. As a result of all of these factors, RV Segment pre-tax income fell to a loss of $6.1 million compared with pre-tax income of $5.4 million for the year-ago quarter.

For the first six months of 2005, revenues in the RV segment declined 3.2% to $303 million from $313 million last year. Gross profit declined to $20.4 million, or 6.7% of sales compared with $32.3 million, or 10.3% of sales in the first six months of 2004. Year to date, the RV segment generated a pre-tax loss of $7.7 million compared with pre-tax profit of $8.8 million last year.

As the Company continues to work through the current industry situation, the new 2006 product offerings have been improved to better meet the needs of dealers and consumers, while also improving operating efficiencies. Numerous product lines have been consolidated and completely revamped, slower selling models have been eliminated, and available options have been streamlined. The response to the new 2006 models has already generated positive results. At the Coachmen RV Company and Georgie Boy Manufacturing dealer meetings held in June, the Group’s dealers expressed optimism about the upcoming selling seasons, and enthusiasm about the Company’s 2006 products. During the two events, dealers placed initial orders for 4,978 units worth $198 million, which was a 40% increase over the 2004 seminars, the previous best in the Company’s history. Orders for Class A’s and Class C’s increased by 18.4% to 1,834 in units and 39% in dollars. At the same time, dealer orders for the completely redesigned and repositioned Travel Trailer and Fifth Wheel lines increased a dramatic 48.2% to 3,144 in units and 48% in dollars, indicating that the Company’s new brand management strategy for towable products has hit its target. As a result of the Seminar orders, some of which were filled by shipments in June, RV backlogs rose 19.4% to $88.6 million compared with $74.2 million at June 30, 2004.

The favorable response to the new models bodes well for continuing growth in retail market share. As reported by Statistical Surveys, Inc., Coachmen’s retail registrations of Class A motorhome sales increased by 17.3% through May, significantly outpacing the Class A registrations for the total industry which declined 6.5% in the same period. As a result, Coachmen’s year-to-date Class A market share rose 25.4% to 8.7% from 7.0% last year. The Class A market share growth is attributable to both gas and rear diesel products, with gas Class A market share increasing 17.7% and diesel Class A market share increasing 51.3% year-to-date. In Class C motorhomes, Coachmen’s retail registrations rose 18.5% through May, while Class C registrations for the total industry decreased 0.9% in the same period. This resulted in a 19.5% increase in Class C market share, which rose to 14.7% from 12.3% last year.

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Coachmen Industries, Inc. Announces Second Quarter Results

July 25, 2005

Housing and Building Segment

The Housing and Building segment continued to face a challenging environment in a number of its core markets in the second quarter, particularly in the Midwest. According to the U.S. Census Bureau, permits for single-family housing starts in the Midwest were down 7.6% year-to-date through June, which impacts three of the Company’s largest business units located in Indiana, Ohio, and Iowa. The Company’s Housing and Building segment reported sales of $63.2 million, down 7.6% from $68.4 million during the second quarter of 2004. Total unit shipments were down 19.2%.

Gross profit for the segment was $15.7 million, or 24.8% of sales, compared with $17.1 million, or 25.1% of sales in the same period last year. The lower gross margin levels resulted mainly from lower production levels affecting overhead absorption at a number of the Company’s larger production facilities in the Midwest. The Group’s operating expenses improved 3.2% to $13.6 million, compared with $14.0 million in the second quarter of 2004. However, as a percent of sales, operating expenses increased to 21.5% from 20.5% last year. The Housing and Building segment’s pre-tax profit fell 35.2% to $2.0 million compared with a pre-tax profit of $3.1 million in 2004. Overall backlogs rose 19.4% to $56.2 million, compared with $47.1 million at year end, though these are geographically dispersed and reflective of the regional market differences.

For the first half of 2005, revenues in the Housing and Building segment declined 4.0% to $111 million from $116 million last year. Gross profit declined to $24.8 million, or 22.4% of sales compared with $27.4 million, or 23.7% of sales in the first six months of 2004. Year to date, the Housing and Building segment generated a pre-tax loss of $2.0 million compared with pre-tax profit of $0.8 million in the comparable period last year.

“Our Midwest Housing operations, which historically have been our strongest in terms of sales and profits, have been challenged by regional housing softness. However, in June we began to see some improvement, and have planned production rate increases in all three of those facilities. At the same time, we are encouraged by the marketing successes we have generated in our Virginia, North Carolina and Colorado operations,” noted President and Chief Operating Officer Matthew J. Schafer.

“Though the single-family housing market has been challenging this year, we have made progress in our All American Building Systems (AABS) commercial unit, and we remain enthused about the potential of this initiative,” Schafer continued. During the quarter, All American Building Systems completed a 36-unit townhome project in Florida, a 140-unit retirement community in Ohio, and prototypes for an urban infill project in Michigan. In the second half, AABS is expected to complete a major hotel project, several townhome developments in the Southeast, and multiple urban infill projects in the Midwest.

Balance Sheet/Cash Flow

As of June 30, 2005, the Company had cash of $4.9 million and shareholders’ equity of $219.2 million, and minimal debt. Operating cash flow for the first six months of 2005

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Coachmen Industries, Inc. Announces Second Quarter Results

July 25, 2005

was $13.7 million. With the repayment of short-term debt, the total cash balance fell by $1.3 million from the end of the first quarter. Capital expenditures were $2.3 million and depreciation was $2.2 million for the second quarter.

Joseph P. Tomczak, Executive Vice President and Chief Financial Officer, said, “We continue to focus on managing our purchasing and production efforts judiciously to reduce the working capital requirement of our business, particularly the level of finished goods inventory. Though inventories increased in the second quarter, RV finished goods are now nearly purged of the past-year models, which will minimize the need for model year change-over discounting. The majority of the Housing & Building finished inventories are pre-sold, awaiting delivery.”

2005 Outlook

“Based on our performance in the first half of the year, it now appears to be a certainty that we will not be able to meet the full-year earnings guidance previously provided,” said Chairman Skinner. “With the strength of our recent dealer meetings in the RV Group, the increasing backlogs in both segments, and the recent improvements in consumer confidence, it is possible that the second half could rebound significantly. However, given the rapid fluctuations in the RV industry and the fact that RV dealers may not have adequate wholesale credit lines to accept delivery of the orders in backlog, as well as the uncertainty in the Midwestern housing markets, we are unable to forecast the remainder of 2005 with any degree of accuracy. Therefore, we will not be offering any revenue or earnings guidance for the remaining two quarters of 2005.”

“In the second quarter, we took a number of decisive actions to reduce costs, improve efficiency and streamline our operations. These actions will serve to reduce the losses during these soft market conditions, and will enhance our profitability as the markets improve. We will continue to keep a very close pulse of our markets, and will respond appropriately to maximize our sales and earnings opportunities in order to return Coachmen Industries to the profitability levels our investors expect,” concluded Chairman Skinner.

Coachmen Industries, Inc., now celebrating its 40th anniversary, is one of America’s leading manufacturers of recreational vehicles with well-known brand names including COACHMEN®, GEORGIE BOY™, SPORTSCOACH® and VIKING®. The Company’s subsidiary, ALL AMERICAN HOMES®, is the nation’s largest producer of systems-built homes. Coachmen Industries is also a major builder of commercial structures with its ALL AMERICAN BUILDING SYSTEMS™ and MILLER BUILDING SYSTEMS™ products. Prodesign, LLC is a subsidiary that produces custom composite and thermoformed plastic parts for numerous industries under the PRODESIGN® brand. Coachmen Industries, Inc. is a publicly held company listed on the New York Stock Exchange (NYSE) under the ticker COA.

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Investors are cautioned not to place undue reliance on forward-looking statements, which are inherently uncertain. Actual results may differ materially from that projected or suggested due to

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Coachmen Industries, Inc. Announces Second Quarter Results

July 25, 2005

certain risks and uncertainties including, but not limited to, the potential fluctuations in the Company’s operating results, the availability for floorplan financing for the Company’s recreational vehicle dealers and corresponding availability of cash to the Company, overcapacity and discounting in the recreational vehicle industry, the impact of performance on the valuation of intangible assets, the availability and the price of gasoline, price volatility of raw materials used in production, the Company’s dependence on chassis and appliance suppliers, interest rates, the availability and cost of real estate for residential housing, the ability of the Housing and Building segment to perform in new market segments where it has limited experience, adverse weather conditions affecting home deliveries, competition, government regulations, legislation governing the relationships of the Company with its recreational vehicle dealers, consolidation of distribution channels in the recreational vehicle industry, consumer confidence, further developments in the war on terrorism and related international crises, oil supplies, and other risks identified in the Company’s SEC filings.

For more information:
     Joseph P. Tomczak
     Executive Vice President and Chief Financial Officer
     574-262-0123

     Jeffery A. Tryka
     Director of Planning and Investor Relations
     574-262-0123

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Coachmen Industries, Inc. Announces Second Quarter Results

July 25, 2005

Coachmen Industries, Inc.
Consolidated Statements of Operations
(In Thousands, Except Per Share Data)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2005	2004	2005	2004
Net Sales	$208,978	$231,138	$414,095	$428,603

Gross Profit - $	24,110	35,638	45,271	59,955
Gross Profit - %	11.5%	15.4%	10.9%	14.0%

GS&A - $	27,842	27,948	50,967	52,933
GS&A - %	13.3%	12.1%	12.3%	12.4%

Gain on Sale of Property - $	(45)	(69)	(49)	(1,079)
Gain on Sale of Property - %	(0.0)%	(0.0)%	(0.0)%	(0.3)%

Operating Income (Loss) - $	(3,687)	7,759	(5,647)	8,101
Operating Income (Loss) - %	(1.8)%	3.4%	(1.4)%	1.9%

Other (Income)/Expense	188	105	378	(470)

Pre-Tax Profit (Loss) from
Continuing Operations - $	(3,875)	7,654	(6,025)	8,571
Pre-Tax Profit (Loss) from
Continuing Operations - %	(1.9)%	3.3%	(1.5)%	2.0%

Tax Expense (Benefit)	(2,405)	2,579	(3,169)	2,909

Net Income (Loss) from
Continuing Operations	(1,470)	5,075	(2,856)	5,662

Income (loss) from Operations of
Discontinued Entity (net of taxes)	--	109	--	164

Net Income	(1,470)	5,184	(2,856)	5,826

Earnings per share - Basic
Continuing Operations	(0.09)	0.33	(0.18)	0.37
Discontinued Operation	0.00	0.01	0.00	0.01
Net Earnings per share	(0.09)	0.34	(0.18)	0.38

Earnings per share - Diluted
Continuing Operations	(0.09)	0.33	(0.18)	0.36
Discontinued Operation	0.00	0.01	0.00	0.01
Net Earnings per share	(0.09)	0.34	(0.18)	0.37

Weighted Average Shares Outstanding
Basic	15,546	15,468	15,540	15,464
Diluted	15,546	15,542	15,540	15,545

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Coachmen Industries, Inc. Announces Second Quarter Results

July 25, 2005

Coachmen Industries, Inc.
Condensed Consolidated Balance Sheets
(In Thousands)
(Unaudited)

	June 30,	December 31,
ASSETS	2005	2004
Current Assets
Cash and temporary cash investments	$4,905	$14,992
Marketable securities	-	1,747
Accounts receivable	49,930	58,805
Inventories	152,769	136,088
Prepaid expenses and other	13,821	8,597
Deferred income taxes	6,110	6,014

Total Current Assets	227,535	226,243

Property, plant & equipment, net	82,233	82,351
Goodwill	18,132	18,132
Cash value of life insurance, net of loans	27,693	25,162
Real estate held for sale	60	60
Other	5,708	5,775

Total Assets	$361,361	$357,723

	June 30,	December 31,
LIABILITIES AND SHAREHOLDERS' EQUITY	2005	2004
Current Liabilities
Short-term borrowings	$2,940	$20,000
Accounts payable, trade	59,206	33,805
Accrued income taxes	-	2,479
Accrued expenses and other liabilities	43,223	39,466
Floor plan notes payable	6,542	6,986
Current portion of long-term debt	2,242	2,195

Total Current Liabilities	114,153	104,931

Long-term debt	14,304	14,943
Deferred income taxes	3,512	3,512
Postretirement deferred comp benefits	10,052	9,724
Other	142	195

Total Liabilities	142,163	133,305

Shareholders' Equity	219,198	224,418

Total Liabilities and Shareholders' Equity	$361,361	$357,723

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Coachmen Industries, Inc. Announces Second Quarter Results

July 25, 2005

Coachmen Industries, Inc.
Condensed Consolidated Statements of Cash Flows
(In Thousands)
(Unaudited)

	Six Months Ended June 30,
	2005	2004

Net income(loss)	$(2,856)	$5,826
Depreciation	4,463	4,817
Changes in current assets and liabilities	12,043	(21,710)

Net Cash Provided by/(Used in) Operations	13,650	(11,067)

Net Cash from (Used in) Investing Activities	(4,415)	(5,142)

Net borrowings	(17,652)	20,236
Issuance/(purchase) of stock	181	234
Dividends	(1,887)	(1,873)
Other	36	--

Net Cash Provided by/(Used in) Financing Activities	(19,322)	18,597

Increase/(Decrease) in Cash and Temporary Cash Investments	(10,087)	2,388

Beginning of period cash and temporary cash investments	14,992	6,408

End of Period Cash and Temporary Cash Investments	$4,905	$8,796

Coachmen Industries, Inc. Announces Second Quarter Results

July 25, 2005

Coachmen Industries, Inc.
Quarterly Segment Data
(In Thousands)
(Unaudited)

	Three Months Ended June 30		Six Months Ended June 30
	2005	2004	2005	2004
Sales
Recreational Vehicle	$145,737	$162,713	$303,044	$312,914
Housing and Building	63,241	68,425	111,051	115,689

Total	$208,978	$231,138	$414,095	$428,603

Gross Profit
Recreational Vehicle	$8,508	$18,326	$20,428	$32,349
Housing and Building	15,669	17,144	24,843	27,404
Other	(67)	168	--	202

Total	$24,110	$35,638	$45,271	$59,955

Gross Margin Percentage
Recreational Vehicle	5.8%	11.3%	6.7%	10.3%
Housing and Building	24.8%	25.1%	22.4%	23.7%

Total	11.5%	15.4%	10.9%	14.0%

Operating Expenses
Recreational Vehicle	$14,400	$12,772	$27,801	$23,530
Housing and Building	13,595	14,042	26,680	26,786
Other	(199)	1,065	(3,563)	1,538

Total	$27,797	$27,879	$50,918	$51,854

Operating Expense Percentage
Recreational Vehicle	9.9%	7.9%	9.2%	7.5%
Housing and Building	21.5%	20.5%	24.0%	23.2%

Total	13.3%	12.1%	12.3%	12.1%

Operating Income
Recreational Vehicle	$(5,892)	$5,554	$(7,373)	$8,819
Housing and Building	2,074	3,102	(1,837)	618
Other	131	(897)	3,563	(1,336)

Total	$(3,687)	$7,759	$(5,647)	$8,101

Pre-Tax Income/(Loss) from Continuing Operations
Recreational Vehicle	$(6,063)	$5,539	$(7,733)	$8,794
Housing and Building	1,979	3,053	(1,978)	756
Other	209	(938)	3,686	(979)

Total	$(3,875)	$7,654	$(6,025)	$8,571

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